EXHIBIT 5

        [Boise Cascade Letterhead]

March 16, 2004

Securities and Exchange Commission
Attention: Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549

Subject:
Securities Issuable Under the OfficeMax, Inc. Savings Plan and the OfficeMax, Inc. Executive Savings Deferral Plan II

Ladies and Gentlemen:

        I am the Senior Vice President, Human Resources, and General Counsel of Boise Cascade Corporation, a Delaware corporation. In that capacity, I represent the company in connection with the preparation and filing with the SEC of a Registration Statement on Form S-8 relating to the registration of 500,000 shares of the company's common stock (together with the related common stock purchase rights, the "Common Stock") and an indeterminate amount of plan interests (the "Plan Interests") to be issued under the OfficeMax, Inc. Savings Plan, as amended (the "Savings Plan"), and the registration of $250,000 deferred compensation obligations (the "Deferred Compensation Obligations") to be issued under the OfficeMax, Inc. Executive Savings Deferral Plan II (the "Deferral Plan"). I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion.

        Based on the foregoing, it is my opinion that the Common Stock issued under the Savings Plan will, when issued, be validly issued, fully paid, and nonassessable and that the Plan Interests issued under the Savings Plan will be validly issued. In addition, it is my opinion that the Deferred Compensation Obligations, when issued in accordance with the Deferral Plan, will be valid and binding obligations of OfficeMax, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and subject to general equity principles.

        The provisions of the written documents comprising the Savings Plan are intended to comply with the requirements of the Employee Retirement and Security Act of 1974, as amended ("ERISA"). The Deferral Plan is established and maintained as a "top hat" plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA. As such, it is subject to limited provisions of ERISA (specifically, Parts 1 and 5 of Title I of ERISA). The provisions of the written documents comprising the Deferral Plan are intended to comply with these applicable ERISA requirements.

        I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the references to me therein under the heading "Interests of Named Experts and Counsel." In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ John W. Holleran

John W. Holleran

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